Exhibit 1.01

Super Micro Computer, Inc.
Conflict Minerals Report
For the Calendar Year Ended December 31, 2014

Introduction

This report for the year ended December 31, 2014 has been prepared pursuant to Rule 13p-1 and the Specialized Disclosure Report on Form SD ("Form SD") under the Securities Exchange Act of 1934 (collectively, the "Rule"). The Rule was adopted by the Securities and Exchange Commission (the "SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold ("3TG").

If a registrant determines that conflict minerals are necessary to the functionality or production of products manufactured or contracted by the registrant to be manufactured, the registrant must submit a Form SD which describes the reasonable country of origin inquiry (“RCOI”) that it undertook to determine whether such necessary conflict minerals originated from the Democratic Republic of the Congo (the “DRC”) or an adjoining country (collectively, the “Covered Countries”).

If, on the basis of its RCOI, a registrant knows or has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in any of the Covered Countries, or if it is unable to determine the country of origin of those conflict minerals, the issuer must exercise due diligence on the conflict minerals’ source and chain of custody and submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

This report has been prepared by Super Micro Computer, Inc. (herein referred to as “Super Micro” the “Company,” “we,” “us,” or “our”). The information contained in this report includes the activities of all of the Company's majority-owned subsidiaries and variable interest entities that are required to be consolidated.

Company Overview

We are a global leader in high-performance, high-efficiency server technology and innovation. We develop and provide end-to-end green computing solutions to the Data Center, Cloud Computing, Enterprise IT, Big Data, HPC and Embedded markets. Our solutions range from complete server, storage, blade and workstations to full racks, networking devices, server management software and technology support and services.

We conduct our operations principally from our headquarters in California and facilities of our subsidiaries in Taiwan, the Netherlands and China. We sell our server systems and subsystems and accessories primarily through distributors and OEMs, as well as through our direct sales force.

Conflict Minerals Policy

We are committed to complying with Section 1502 of the Dodd-Frank Act and achieving the goal of confirming that the materials used in our products are procured from conflict-free sources. We have considered the Rule’s requirements and related guidance from the Organisation for Economic Cooperation and Development (the “OECD”), and we expect our suppliers to comply with the Code of Conduct of the Electronics Industry Citizenship Coalition (the “EICC”) and conduct their business in accordance with our supply chain responsibility expectations.

In support of this policy, we will:

•
Exercise due diligence with suppliers of products containing or suspected to contain conflict minerals consistent with the OECD's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, 2nd Edition and the related supplements on gold, tin, tantalum and tungsten, (the “OECD Guidance”) and encourage our suppliers to do likewise with their suppliers;

•
Provide, and expect our suppliers to cooperate in providing, due diligence information to confirm that the tantalum, tin, tungsten and gold in our supply chain are procured from conflict free sources; and

•	Collaborate with our suppliers and others on industry-wide solutions to encourage the manufacture of products that are DRC conflict free.

The full text of our Conflict Minerals Policy is available at http://www.supermicro.com/about/policies/Supermicro_Conflict_Minerals_Statement.pdf.

Efforts to Determine the Mine or Location of Origin of the Conflict Minerals in Our Products

Tracing materials back to their mine and source country of origin is a complex endeavor, but an important aspect of responsible sourcing. To help establish our supply chain sourcing programs, we have followed currently established industry guidelines, such as those developed by the EICC and the Global e-Sustainability Initiative ("GeSI"), which are taking action to address responsible sourcing through the development of the Conflict-Free Smelter ("CFS") program that enables companies to source minerals from conflict-free sources. The data on which we relied to determine the country of origin of the minerals was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report for member SMCI.

Facilities Used to Process the Conflict Minerals in Our Products

We procure server components from the following four major types of suppliers:

•	Manufacturers or direct suppliers;

•	Contract manufacturers producing items to match specifications and standards set by us;

•	Distributors or resellers of manufactured components for other manufacturers; and

•	Customers providing us certain parts and materials to be used to fulfill their orders.

Based on representations from these suppliers, we have determined that they obtain conflict minerals used in our products from the following types of processing facilities:

•	Tin, Tungsten, Tantalum - From smelters which procure the relevant ore and then pass it through smelting and/ or refining, as applicable.

•	Gold - From smelters/ refiners which either obtain gold from the mines or through recycling.

The table below lists the facilities which, to the extent known, were identified by our supply chain as conflict free smelters as defined by the EICC and GeSI Conflict-Free Sourcing Initiative ("CFSI").

Metal	Smelter
Gold	Aida Chemical Industries Co., Ltd.
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.
Gold	AngloGold Ashanti Córrego do Sítio Minerção
Gold	Argor-Heraeus SA
Gold	Asahi Pretec Corporation
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Boliden AB
Gold	C. Hafner GmbH + Co. KG
Gold	CCR Refinery - Glencore Canada Corporation
Gold	Chimet S.p.A.
Gold	Dowa
Gold	Eco-System Recycling Co., Ltd.
Gold	Heimerle + Meule GmbH
Gold	Heraeus Ltd. Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Istanbul Gold Refinery
Gold	Japan Mint
Gold	Johnson Matthey Inc.
Gold	Johnson Matthey Limited
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	Kazzinc
Gold	Kennecott Utah Copper LLC
Gold	Kojima Chemicals Co., Ltd.
Gold	L'azurde Company For Jewelry
Gold	LS-NIKKO Copper Inc.
Gold	Materion
Gold	Matsuda Sangyo Co., Ltd.
Gold	Metalor Technologies (Hong Kong) Ltd.
Gold	Metalor Technologies (Singapore) Pte., Ltd.
Gold	Metalor Technologies SA
Gold	Metalor USA Refining Corporation
Gold	Metalurgica Met-Mex Penoles, S.A. De C.V.
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.
Gold	Nihon Material Co., Ltd.
Gold	Ohio Precious Metals, LLC
Gold	Ohura Precious Metal Industry Co., Ltd.
Gold	OJSC Krasnoyarsk
Gold	PAMP SA
Gold	Western Australian Mint trading as The Perth Mint

Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA
Gold	Rand Refinery (Pty) Ltd.
Gold	Royal Canadian Mint
Gold	Schone Edelmetaal B.V.
Gold	SEMPSA Joyería Platería SA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold	Solar Applied Materials Technology Corp.
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	The Refinery of Shandong Gold Mining Co., Ltd.
Gold	Tokuriki Honten Co., Ltd.
Gold	Umicore Brasil Ltda.
Gold	Umicore Precious Metals Thailand
Gold	Umicore SA Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi SA
Gold	Yamamoto Precious Metal Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co., Ltd. Gold Refinery
Tantalum	Changsha South Tantalum Niobium Co., Ltd.
Tantalum	Conghua Tantalum and Niobium Smeltry
Tantalum	Duoluoshan
Tantalum	Exotech Inc.
Tantalum	F&X Electro-Materials Limited
Tantalum	Global Advanced Metals Aizu
Tantalum	Global Advanced Metals Boyertown
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.
Tantalum	H.C. Starck Co., Ltd.
Tantalum	H.C. Starck GmbH Goslar
Tantalum	H.C. Starck GmbH Laufenburg
Tantalum	H.C. Starck Hermsdorf GmbH
Tantalum	H.C. Starck Inc.
Tantalum	H.C. Starck Ltd.
Tantalum	H.C. Starck Smelting GmbH & Co. KG
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum	Hi-Temp Speciality Metals, Inc.
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	KEMET Blue Metals
Tantalum	KEMET Blue Powder
Tantalum	King-Tan Tantalum Industry Ltd.
Tantalum	LSM Brasil S.A.
Tantalum	Metallurgical Products India Pvt., Ltd.
Tantalum	Mineração Taboca S.A.
Tantalum	Mitsui Mining & Smelting
Tantalum	Molycorp Silmet A.S.
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.

Tantalum	Plansee SE Liezen
Tantalum	Plansee SE Reutte
Tantalum	QuantumClean
Tantalum	RFH Tantalum Smeltry Co., Ltd.
Tantalum	Solikamsk Magnesium Works OAO
Tantalum	Taki Chemicals
Tantalum	Telex Metals
Tantalum	Ulba Metallurgical Plant JSC
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.
Tantalum	Zhuzhou Cement Carbide
Tin	Alpha
Tin	CV United Smelting
Tin	Dowa
Tin	EM Vinto
Tin	Magnu's Minerais Metais e Ligas Ltda.
Tin	Malaysia Smelting Corporation (MSC)
Tin	Melt Metais e Ligas S/A
Tin	Metallo-Chemique N.V.
Tin	Mineração Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	PT Artha Cipta Langgeng
Tin	PT ATD Makmur Mandiri Jaya
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Putra Karya
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT Bukit Timah
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega Persada
Tin	PT Prima Timah Utama
Tin	PT Refined Bangka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Timah (Persero) Tbk Mentok
Tin	PT Tinindo Inter Nusa
Tin	PT Wahana Perkit Jaya
Tin	Thaisarco
Tin	White Solder Metalurgia e Mineração Ltda.
Tin	Yunnan Tin Group (Holding) Company Limited
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.

Tungsten	Global Tungsten & Powders Corp.
Tungsten	Hunan Chunchang Nonferrous Metals Metals Co., Ltd.
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten	Malipo Haiyu Tungsten Co., Ltd.
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Xiamen Tungsten Co., Ltd.

Countries of origin of the conflict minerals these facilities process are believed to include: Angola, Argentina, Australia, Austria, Belgium, Brazil, Burundi, Canada, Central African Republic, Chile, China, Colombia, Côte D'Ivoire, Czech Republic, The Democratic Republic of Congo, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Lao People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Netherlands, Nigeria, Peru, Plurinational State of Bolivia, Portugal, Republic of Congo, Republic of Korea, Republic of Namibia, Russian Federation, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Sudan, Spain, Suriname, Switzerland, Taiwan, United Kingdom of Great Britain and Northern Ireland, Tanzania, Uganda, United States of America, Vietnam, Zambia and Zimbabwe.

Exercise Due Diligence on the Source and Chain of Custody of Our Conflict Minerals Following Recognized Framework:

Due Diligence Framework

We have exercised due diligence on the source and chain of custody of the necessary conflict minerals used in our products to identify minerals originating from the Covered Countries that are not from scrap or recycled sources. The due diligence processes and efforts have been developed based on the five-step framework proposed by the OECD Guidance and the related supplements for gold, tin, tantalum and tungsten.

Our conflict minerals due diligence process includes:

•	Establishment of strong company management systems;

•	Identify and assess risks in the supply chain;

•	Design and implement a strategy to respond to identified risks;

•	Carry out independent third-party audit of smelter/refiner’s due diligence practices; and

•	Report annually on supply chain due diligence.

Inherent Limitations on Due Diligence Measures

As a downstream purchaser of conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information, as well as our smelters, may yield inaccurate or incomplete information and may be subject to fraud.

Brief Description of Due Diligence Measures Taken

1.0Establishment of Strong Company Management Systems:

We have established a management system for complying with applicable conflict minerals reporting and disclosure rules. Our management system includes the development of a Conflict Minerals Oversight Committee led by our Senior VP of Operations, Senior VP and Chief Financial Officer and General Counsel, and a team of subject matter experts from relevant functions such as purchasing, quality compliance, finance, and legal. The team of subject matter experts is responsible for implementing our conflict mineral compliance policy and strategy. The Oversight Committee is briefed periodically about the results of our due diligence efforts and reports periodically to the Audit Committee of our Board of Directors. We have provided training to all compliance team members. We have also engaged with our suppliers to enable them to train their employees regarding conflict minerals compliance and reporting processes and our policies.

2.0Identification and Assessment of Risks in the Supply Chain:

We have made reasonable efforts to identify suppliers that supply products that may potentially contain conflict minerals by conducting a supply chain survey using the EICC and GeSI Conflict Minerals Reporting Template; requesting our direct suppliers to identify smelters and refiners and countries of origin of the conflict minerals in products they supply to us; following up with direct suppliers that do not respond to the Conflict Minerals Reporting Template by requesting their responses; comparing smelters and refiners identified by our supply chain survey against the list of facilities that have received a “conflict-free” designation from the CFS Program, which designations provide country of origin; and maintaining documentation of reasonable efforts we have made to identify and assess supply chain risks. We have also reviewed the responses to identify potential red flags for further follow-up.

3.0Strategic Response to Identified Risks:

We have implemented a risk mitigation response plan to monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Conflict Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements. We will continuously make reasonable efforts to encourage suppliers who are sourcing from non-conflict-free smelters to move towards the use of conflict-free smelters. If a supplier fails to remedy the risks identified by our compliance risk assessment, we will escalate the matter to the Conflict Minerals Oversight Committee to determine whether to approve or reject the supplier based on the following factors: a cost and benefit analysis; evaluation of potential risk factors; any existing competitive bids; and whether the supplier is a single source supplier to the Company. If the Oversight Committee decides to continue a business relationship with a non-compliant supplier due to inherent limitations of our supply chain, we will use reasonable efforts to follow up with the supplier for its correction plan, and encourage the supplier to work with smelters that are certified through CFSI's CFS program. We also provide periodic compliance updates or reports to our Conflict Minerals Oversight Committee summarizing our risk mitigation efforts.

4.0Independent 3rd Party Audit of Smelter/Refiner’s Due Diligence Practices:

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain the 3TG. However, we do rely upon industry efforts, including EICC and CFSI, to influence smelters and refiners to get audited and certified through CFSI’s CFS program.

5.0Annual report on Supply Chain Due Diligence:

In addition to this report, for further information about our Conflict Minerals policy, please see it at http://www.supermicro.com/about/policies/Supermicro_Conflict_Minerals_Statement.pdf.

Results of Due Diligence Measures Taken

Due to the level of complexity of our products and the respective supply chain, it will take additional time and resources for a number of our suppliers to verify the source mines and country of origin of all of the minerals used by their smelters. We are committed to continuing the use of our supply chain due diligence processes, leveraging the industry standard CFS program, and the ongoing update of our supplier RCOI information as we continue to develop additional transparency into our supply chain. However, as of the date of this filing, based on the performance of our due diligence procedures described above for the calendar year ended December 31, 2014, we are not able to accurately trace and identify the source mine, country of origin and chain of custody of the 3TG metals, which are necessary to the functionality or production of our products, or determine whether such 3TG metals, are procured from conflict free sources.